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                                                                  Exhibit (d)(4)
                                                                  --------------

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT, dated as of March 29, 2001 (this "Agreement"), is entered into by and among Hallwood Energy Corporation, a Delaware corporation (the "Company"), Pure Resources, Inc., a Delaware corporation ("Parent"), and Pure Resources II, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:

     WHEREAS, concurrently with the execution and delivery of this Agreement, the parties hereto are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") which provides, upon the terms and subject to the conditions set forth therein, for (i) the commencement by Purchaser of a tender offer (the "Common Offer") to purchase any and all of the outstanding shares of the common stock, par value $.01 per, of the Company (the "Company Common Stock"), together with the associated preferred share purchase rights issued pursuant to the Rights Agreement dated as of June 8, 1999, as amended, between the Company and Registrar and Transfer Company, as Rights Agent, at a price of $12.50 per share in cash, net to the seller (such price, or such greater amount which may be paid pursuant to the Common Offer, the "Common Offer Price"), (ii) the commencement by Purchaser of a tender offer (the "Preferred Offer", with the Common Offer and the Preferred Offer collectively being referred to as the "Offer") to purchase any and all of the outstanding shares of the Series A Cumulative Preferred Stock, par value $.01 per share, of the Company (the "Company Preferred Stock") at a price of $10.84 per share in cash, net to the seller (such price, or such greater amount which may be paid pursuant to the Preferred Offer, the "Preferred Offer Price") and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger"), whereby each share of Company Common Stock and each share of Company Preferred Stock issued and outstanding (other than shares owned by Parent, Purchaser or the Company and other than shares which are held by stockholders exercising dissenters' rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) shall be converted into the right to receive the Common Offer Price and the Preferred Offer Price, respectively;

     WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement, Parent and Purchaser have required that the Company agree, and in order to induce Parent and Purchaser to enter into the Merger Agreement, the Company has agreed, to grant to Purchaser (i) an option to purchase shares of Company Common Stock and (ii) an option to purchase shares of Company Preferred Stock upon the terms and subject to the conditions of this Agreement; and

     WHEREAS, capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

     NOW, THEREFORE, the parties hereto agree as follows:

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                                   ARTICLE I

                           THE COMMON TOP-UP OPTION

     Section 1.01. Grant of Top-Up Stock Option for Company Common Stock.
                   -----------------------------------------------------
Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the "Common Top-Up Stock Option") to purchase that number of shares of Company Common Stock (the "Common Top-Up Option Shares") equal to the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Purchaser and Parent immediately following consummation of the Offer, shall constitute 90% of the shares of Company Common Stock then outstanding and shall permit Purchaser to effect the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware (assuming the issuance of the Common Top-Up Option Shares) at a purchase price per Common Top-Up Option Share equal to the Common Offer Price; provided, however, that the Common Top-Up Stock Option shall not be exercisable if the number of shares subject thereto exceeds the number of authorized shares of Company Common Stock available for issuance. The Company agrees to provide Parent and Purchaser with information regarding the number of shares of Company Common Stock available for issuance on an ongoing basis.

     Section 1.02. Exercise of Common Top-Up Stock Option.
                   --------------------------------------

     (a) Purchaser may, at its election, exercise the Common Top-Up Stock Option in whole, but not in part, at any one time after the occurrence of a Common Top-Up Exercise Event (as defined below) and prior to the Common Top-Up Termination Date (as defined below).

     (b) A "Common Top-Up Exercise Event" shall occur for purposes of this Agreement upon Purchaser's payment pursuant to the Offer of shares of Company Common Stock constituting, together with shares owned directly or indirectly by Purchaser and Parent, more than 75% of the shares of Company Common Stock then outstanding but less than 90% of the shares of Company Common Stock then outstanding.

     (c) Except as provided in the last sentence of this Section 1.02(c), the "Common Top-Up Termination Date" shall occur for purposes of this Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date that is twenty-five (25) business days after the occurrence of a Common Top-Up Exercise Event; and (iii) the termination of the Merger Agreement.

     Notwithstanding the occurrence of the Common Top-Up Termination Date, Purchaser shall be entitled to purchase the Common Top-Up Option Shares if it has exercised the Common Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Common Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date, unless the Merger Agreement has terminated by its terms prior to the occurrence of the Common Top-Up Closing.

     (d) In the event Purchaser wishes to exercise the Common Top-Up Stock Option, Purchaser shall send to the Company a written notice (a "Common Top-Up Exercise Notice," the date of dispatch of which notice is referred to herein as the "Common Top-Up Notice Date")

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specifying the denominations of the certificate or certificates evidencing the
Common Top-Up Option Shares which Purchaser wishes to receive, the place for the closing of the purchase and sale pursuant to the Common Top-Up Stock Option (the "Common Top-Up Closing") and a date not earlier than one day nor later than ten business days after the Common Top-Up Notice Date for the Common Top-Up Closing; provided, however, that (i) the Common Top-Up Closing shall occur concurrently with the consummation of the Offer, (ii) if the Common Top-Up Closing cannot be consummated by reason of any applicable laws or orders, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (iii) without limiting the foregoing, if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Purchaser and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The Company shall, promptly after receipt of the Common Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Common Top-Up Option Shares and the aggregate purchase price therefor.

                                  ARTICLE II

                            PREFERRED TOP-UP OPTION

     Section 2.01. Grant of Top-Up Stock Option for Company Preferred Stock.
                   --------------------------------------------------------
Subject to the terms and conditions set forth herein, the Company hereby grants to Purchaser an irrevocable option (the "Preferred Top-Up Stock Option") to purchase that number of shares of Company Preferred Stock (the "Preferred Top-Up Option Shares") equal to the number of shares of Company Preferred Stock that, when added to the number of shares of Company Preferred Stock owned by Purchaser, Parent and any other subsidiary of Parent immediately following consummation of the Offer, shall constitute 90% of the shares of Company Preferred Stock then outstanding and shall permit Purchaser to effect the Merger pursuant to Section 253 of the General Corporation Law of the State of Delaware (assuming the issuance of the Preferred Top-Up Option Shares) at a purchase price per Preferred Top-Up Option Share equal to the Preferred Offer Price; provided, however, that the Preferred Top-Up Stock Option shall not be exercisable if the number of shares subject thereto exceeds the number of authorized shares of Company Preferred Stock available for issuance. The Company agrees to provide Parent and Purchaser with information regarding the number of shares of Company Preferred Stock available for issuance on an ongoing basis.

     Section 2.02. Exercise of Preferred Top-Up Stock Option.
                   -----------------------------------------

     (a) Purchaser may, at its election, exercise the Preferred Top-Up Stock Option in whole, but not in part, at any one time after the occurrence of a Preferred Top-Up Exercise Event (as defined below) and prior to the Preferred Top-Up Termination Date (as defined below).

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     (b)   A "Preferred Top-Up Exercise Event" shall occur for purposes of this
Agreement upon Purchaser's payment pursuant to the Offer of shares of Company Preferred Stock constituting, together with shares owned directly or indirectly by Purchaser, Parent and any other subsidiary of Parent, more than 75% of the shares of Company Preferred Stock then outstanding but less than 90% of the shares of Company Preferred Stock then outstanding.

     (c) Except as provided in the last sentence of this Section 2.02(c), the "Preferred Top-Up Termination Date" shall occur for purposes of this Agreement upon the earliest to occur of: (i) the Effective Time; (ii) the date that is twenty-five (25) business days after the occurrence of a Preferred Top-Up Exercise Event; and (iii) the termination of the Merger Agreement.

     Notwithstanding the occurrence of the Preferred Top-Up Termination Date, Purchaser shall be entitled to purchase the Preferred Top-Up Option Shares if it has exercised the Preferred Top-Up Stock Option in accordance with the terms hereof prior to such occurrence, and the occurrence of the Preferred Top-Up Termination Date shall not affect any rights hereunder which by their terms do not terminate or expire prior to or as of such date, unless the Merger Agreement is terminated by its terms prior to the occurrence of the Preferred Top-Up Closing.

     (d) In the event Purchaser wishes to exercise the Preferred Top-Up Stock Option, Purchaser shall send to the Company a written notice (a "Preferred Top-Up Exercise Notice," the date of dispatch of which notice is referred to herein as the "Preferred Top-Up Notice Date") specifying the denominations of the certificate or certificates evidencing the Preferred Top-Up Option Shares which Purchaser wishes to receive, the place for the closing of the purchase and sale pursuant to the Preferred Top-Up Stock Option (the "Preferred Top-Up Closing") and a date not earlier than one day nor later than ten business days after the Preferred Top-Up Notice Date for the Preferred Top-Up Closing; provided, however, that (i) the Preferred Top-Up Closing shall occur concurrently with the consummation of the Offer, (ii) if the Preferred Top-Up Closing cannot be consummated by reason of any applicable laws or orders, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which such restriction on consummation has expired or been terminated and (iii) without limiting the foregoing, if prior notification to or approval of any Governmental Entity is required in connection with such purchase, Purchaser and the Company shall promptly file the required notice or application for approval and shall cooperate in the expeditious filing of such notice or application, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be, (A) any required notification period has expired or been terminated or (B) any required approval has been obtained, and in either event, any requisite waiting period has expired or been terminated. The Company shall, promptly after receipt of the Preferred Top-Up Exercise Notice, deliver a written notice to Purchaser confirming the number of Preferred Top-Up Option Shares and the aggregate purchase price therefor.

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                                  ARTICLE III

                                    CLOSING

     Section 3.01.  Conditions to Closing. The obligation of the Company to
                    ---------------------
deliver Common Top-Up Option Shares or Preferred Top-Up Option Shares upon the exercise of the Common Top-Up Stock Option or Preferred Top-Up Stock Option, as applicable, is subject to the following conditions:

     (a) any applicable waiting period under the HSR Act and any applicable non-United States laws regulating competition, antitrust, investment or exchange controls relating to the issuance of the Common Top-Up Option Shares or the Preferred Top-Up Option Shares, as applicable, hereunder shall have expired or been terminated;

     (b) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the exercise of the Common Top-Up Stock Option or the Preferred Top-Up Stock Option or the delivery of the Common Top-Up Option Shares or the Preferred Top-Up Option Shares in respect of any such exercise; and

     (c) delivery of the Common Top-Up Option Shares or the Preferred Top-Up Option Shares, as applicable, would not violate, or otherwise cause a violation of the rule of the Nasdaq Stock Market set forth in Section 4350(i)1(D) of the NASD Manual.

     Section 3.02. Closing.
                   -------

     (a) At the Common Top-Up Closing or the Preferred Top-Up Closing (i) the Company shall deliver to Purchaser a certificate or certificates evidencing the applicable number of Common Top-Up Option Shares (in the denominations designated by Purchaser in the Common Top-Up Exercise Notice) or Preferred Top-Up Option Shares (in the denominations designated by Purchaser in the Preferred Top-Up Exercise Notice), as applicable, and (ii) Purchaser shall purchase each Common Top-Up Option Share or Preferred Top-Up Option Share from the Company at the Common Offer Price or the Preferred Offer Price, as applicable. Payment by Purchaser of the purchase price for the Common Top-Up Option Shares or the Preferred Top-Up Option Shares shall be made by delivery of immediately available funds by wire transfer to an account designated by the Company.

     (b) The Company shall pay all expenses, and any and all federal, state and local taxes and other charges, that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 3.02.

     (c) Certificates evidencing Common Top-Up Option Shares and Preferred Top-Up Option Shares delivered hereunder may include legends legally required including the legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE REOFFERED OR SOLD ONLY IF SO REGISTERED OR IF AN
          EXEMPTION   FROM   SUCH REGISTRATION IS AVAILABLE.

It is understood and agreed that the foregoing legend shall be removed by delivery of substitute certificate(s) without such legend upon the sale of the Common Top-Up Option Shares or the Preferred Top-Up Option Shares pursuant to a registered public offering or Rule 144 under the Securities Act, or any other sale as a result of which such legend is no longer required.


                                   ARTICLE IV

                             ADDITIONAL AGREEMENTS

     Section 4.01. Reasonable Best Efforts. Subject to the terms and conditions
                   -----------------------
of this Agreement, Parent, Purchaser and the Company will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     Section 4.02. Further Assurances. Each party shall perform such further
                   ------------------
acts and execute such further documents and instruments as may reasonably be required to vest in Purchaser and Parent the power to carry out the provisions of this Agreement. If Purchaser shall exercise the Common Top-Up Stock Option or the Preferred Top-Up Stock Option granted hereunder in accordance with the terms of this Agreement, each party shall, without additional consideration, execute and deliver all such further documents and instruments and take all such further action as any other party may reasonably request to carry out the transactions contemplated by this Agreement.


                                   ARTICLE V

                                 MISCELLANEOUS

     Section 5.01. Notices. Any notice, request and other communication to any
                   -------
party hereunder shall be in writing (including facsimile transmission) and shall be given as specified in Section 9.02 of the Merger Agreement.

     Section 5.02. Waiver of Conditions. The conditions to each of the parties'
                   --------------------
obligations to consummate this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

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     Section 5.03. Payment of Expenses. Whether or not the transactions
                   -------------------
contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement.

     Section 5.04. Entire Agreement. This Agreement and the Merger Agreement (a)
                   ----------------
constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any person other than the parties hereto.

     Section 5.05. Governing Law. This Agreement shall be governed by and
                   -------------
construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     Section 5.06. Counterparts. For the convenience of the parties hereto, this
                   ------------
Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     Section 5.07. Captions. The Article, Section and paragraph captions herein
                   --------
are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     Section 5.08. Severability. If any term or other provision of this
                   ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     Section 5.09. Specific Performance. The parties hereto agree that
                   --------------------
irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                        PURE RESOURCES, INC.



                                        By:    /s/ Jack Hightower
                                               -------------------------------
                                        Name:  Jack Hightower
                                               -------------------------------
                                        Title: President
                                               -------------------------------


                                        PURE RESOURCES II, INC.



                                        By:    /s/ Jack Hightower
                                               -------------------------------
                                        Name:  Jack Hightower
                                               -------------------------------
                                        Title: President
                                               -------------------------------


                                        HALLWOOD ENERGY CORPORATION



                                        By:    /s/ William L. Guzzetti
                                               ------------------------------
                                        Name:  William L. Guzzetti
                                               ------------------------------
                                        Title: President
                                               ------------------------------